UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
July 26, 2005

INTERNATIONAL GAME TECHNOLOGY
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-10684 (Commission File Number)	88-0173041 (IRS Employer Identification No.)
9295 Prototype Drive
Reno, Nevada 89521
(Address of principal executive offices) (Zip Code)
(775) 448-7777
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement
On July 27, 2005, International Game Technology (“IGT”) announced that it had entered into an Agreement and Plan of Merger, dated July 26, 2005, by and among IGT, Winter Subsidiary, Inc., WagerWorks, Inc. (“WagerWorks”) and Carl Berg and DDJ Capital Management, LLC as the Stockholders’ Representatives (the “Merger Agreement”). The Merger Agreement provides for the acquisition of WagerWorks by IGT in an all cash merger. The consummation of the merger is subject to customary closing conditions and regulatory approvals. IGT expects the transaction to be completed in August 2005.
Under the terms of the Merger Agreement, IGT will pay total cash consideration of $90.0 million, subject to a working capital adjustment. IGT has deposited with WagerWorks $4.5 million in cash, which will be credited against the purchase price at the closing. In the event that the Merger Agreement is terminated, IGT would forfeit the deposit unless the decision to terminate was mutual, or the Merger Agreement was terminated because of a breach by WagerWorks or failure by WagerWorks to satisfy certain closing conditions.
On July 27, 2005, IGT issued a press release attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits.
     99.1     Press Release of International Game Technology issued on July 27, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL GAME TECHNOLOGY (Registrant)
Date: August 1, 2005	By:	/s/ Maureen T. Mullarkey
		Name:	Maureen T. Mullarkey
		Its:	Executive Vice President, Chief Financial Officer, Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of International Game Technology issued on July 27, 2005.